PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated August 29, 2003)                Registration No. 333-105403

                          SIERRA HEALTH SERVICES, INC.

                                  $115,000,000
                  2 1/4% Senior Convertible Debentures due 2023
                       and Shares of Common Stock Issuable
                  Upon Conversion or Payment of the Debentures
                             ----------------------

We are distributing this Prospectus  Supplement for the sole purpose of amending information  with  respect  to  certain  of our  Selling  Securityholders.  This
Prospectus  Supplement  represents  cumulative  changes  received  subsequent to
August 29, 2003.

                                 Principal
                                 Amount of
                                 Debentures                      Number of Shares of
                                Beneficially                        Common Stock        Percentage of
                                 Owned That      Percentage of     Underlying the        Common Stock
      Name of Selling          May Be Sold (in     Debentures    Debentures that May      Outstanding
     Securityholder (1)           dollars)        Outstanding       Be Sold (2)(3)            (4)
--------------------------    ----------------   -------------   -------------------    --------------

AIG DKR SoundShore Strategic      $2,000,000         1.74%              109,349               *
Holding Fund Ltd..............

Banc of America Securities
LLC...........................    $7,850,000         6.83%              429,196             1.53%

Forest Fulcrum Fund L.L.P.....    $  567,000           *                 31,000               *

Geode U.S. Convertible
Arbitrage Fund, A Series of
Geode Investors, LLC..........    $ 1,000,000          *                 54,674               *

LLT Limited...................    $   153,000          *                  8,365               *

Lyxor/Convertible Arbitrage
Fund Limited..................    $   412,000          *                 22,525               *

Sunrise Partners Limited
Partnership (5)...............    $11,500,000        10.00%             628,759             2.20%
-------------

*Less than 1%

(1)  Also includes any sale of the Debentures and the underlying common stock by pledgees,  donees, transferees or other successors in interest that receive such securities by pledge,  gift,  distribution  or other non-sale  related transfer from the named selling  securityholders.  Information  about other selling  securityholders will be set forth in prospectus  supplements or in other  documents  that we file from time to time  with the  Securities  and
     Exchange  Commission that are incorporated by reference in this prospectus, if required. See "Where You Can Find More Information."

(2)  Assumes conversion of all of the selling  securityholder's  Debentures at a conversion  rate of 54.6747  per $1,000  principal  amount at  maturity  of
     Debentures  and a cash  payment in lieu of the  issuance of any  fractional share interest.  However,  this conversion rate is subject to adjustment as described under "Description of Debentures-Conversion Rights." As a result, the  number of  shares of common  stock  issuable  upon  conversion  of the
     Debentures may increase or decrease in the future.

(3)  Reflects  rounding down of fractional common stock issuable upon conversion of the Debentures.

(4)  Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using
     27,554,000  shares of common stock  outstanding as of November 17, 2003. In calculating this amount,  we treated as outstanding the number of shares of common stock issuable upon  conversion of all of that  particular  holder's
     Debentures.  However,  we did not treat as  outstanding  the  common  stock issuable upon conversion of any other holder's Debentures.

(5)  Sunrise  Partners   Limited   Partnership  has  advised  us  that  it  also
     beneficially owns 25,300 shares of common stock.

Our  common  stock is traded on the New York  Stock  Exchange  under the  symbol
"SIE." On November 17, 2003,  the last  reported  sale price of our common stock was $25.64 per share.

Neither  the  Securities  and  Exchange  Commission  nor  any  state  securities commission has approved or disapproved  of these  securities or determined  that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated November 18, 2003.